Exhibit 99.1

Eos Energy Enterprises Reports Third Quarter 2022 Financial Results
Company has delivered 258 Energy Blocks since manufacturing inception; shifting strategy to maximize IRA benefits for Eos and its customers

November 7, 2022 — EDISON, N.J. — Eos Energy Enterprises, Inc. (NASDAQ: EOSE) ("Eos"), a leading provider of safe, scalable, efficient, and sustainable zinc-based long duration energy storage systems, today announced financial results for the third quarter ended September 30, 2022.

Third Quarter Financial Highlights

†Revenue of $6.1 million, $5.3 million higher than same period last year and slightly higher sequentially; 15% increase in Energy Block units revenue recognized vs. last quarter.
†Current opportunity pipeline of $7.3 billion, a 5% increase quarter over quarter, with year-to-date booked orders of $324.8 million and orders backlog of $452.2 million.
†Cost of goods sold of $50 million driven by increased unit volume, higher logistics costs, and inefficiencies driven by capacity expansion delays.
†SG&A expense of $14.7 million, $4.5 million lower than last quarter attributable to reduced legal and outside services expense.
†R&D Investment of $4.5 million, a decrease of $1.0 million vs. last quarter, as Eos Z3™ battery development transitioned from component development and prototype testing to building first battery modules.
†Cash balance of $38.4 million as of September 30, 2022.

Recent Business Highlights

†On November 2, 2022, completed production and shipped the 184th and final Energy Block for the 80+ MWh Pine Gate Renewables Eastover Project.
†On October 31, 2022, the State of Pennsylvania notified the Company of its selection to enter into an agreement for a $2 million grant from the Pennsylvania Redevelopment Assistance Capital Program for expansion of the Company’s manufacturing facility.
†On October 31, 2022, outlined a strategy shift and issued revised full year 2022 revenue expectation of $17-$20 million, shifting remaining 2022 revenue into 2023 to better realize customer and Eos’ Inflation Reduction Act of 2022 benefits.
†On October 28, 2022, produced the 250th Energy Block in Turtle Creek, PA; the 200th Energy Block was produced on September 9, 2022, and the 100th on May 2, 2022.
†On October 27, 2022, signed a $13.5 million order with Indian Energy as part of the California Energy Commission’s Long-Duration Energy Storage Program to fulfill a 35 MWh storage project.
†On September 25, 2022, surpassed 600 MWh cumulative energy discharged from Eos battery energy storage systems. As of November 4, 2022, cumulative energy discharged stands at 640 MWh.
†On September 21, 2022, as part of the Global Clean Energy Action Forum, the Company hosted 29 government officials from 12 countries at its manufacturing facility in Turtle Creek, PA.

†On September 13, 2022, Eos received the formal invitation to the due diligence stage of the U.S. Department of Energy’s Title XVII Innovative Clean Energy Loan Guarantee Program under the Renewable Energy and Efficient Energy solicitation program.
†On September 9, 2022, the Company announced that Jeff Bornstein, former Chief Financial Officer and Vice Chairman of GE and Managing Partner at Generation Capital Partners and Whipstick Ventures joined the Company’s Board of Directors.
†On August 16, 2022, the Inflation Reduction Act of 2022 was signed into law, potentially providing up to 50 percent investment tax credits for Eos customers and more than $45 per kWh in production tax credits for Eos, beginning in 2023.
†On August 5, 2022, entered into a Sales Agreement with Cowen and Company, LLC with respect to an at-the-market offering program under which the Company may offer and sell shares of common stock of up to $100M at its discretion.
†On July 29, 2022, the Company entered a senior secured term loan credit facility with Atlas Credit Partners; As of September 30,2022, the current outstanding loan amount is $94.7 million.

Eos Chief Executive Officer Joe Mastrangelo said, “We continued to ramp up production in the most challenging supply chain environment of my career. We have produced 258 Energy Blocks since opening our factory in August 2019. It took 33 months to produce our first 100 and just 6 months to manufacture the next 158. At the same time, our technology team took our time-tested chemistry and packaged it into our Eos Z3 product that will double performance at 50% lower cost.”

Mastrangelo concluded, “We believe the 10-year IRA tax program provides a long-term growth catalyst for energy storage, and we continue to see a shift to longer duration energy storage projects. Our opportunity pipeline continues to grow, and our Made in America and domestic supply chain capability uniquely positions us to not only maximize Eos’ PTC benefits, but also our customer’s ITC benefits.”

Earnings Conference Call and Audio Webcast

Eos will host a conference call to discuss its third quarter 2022 financial results on November 8, 2022, at 8:30 a.m. ET. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at https://investors.eose.com. To access the call by phone, please register in advance using this link (registration link), and you will be provided with dial in details via email upon registration. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

The conference call replay will be available via webcast through Eos’s investor relations website for a limited time. The webcast replay will be available from 11:30 a.m. ET November 8, 2022, and can be accessed by visiting https://investors.eose.com/events-and-presentations.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth™ aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable—and manufactured in the U.S—it's the core of our innovative systems that today provide utility, industrial, commercial, and residential customers with a proven, reliable energy storage alternative for 3- to 12-hour applications. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

2	November 7, 2022

Contacts
Investors:	ir@eose.com
Media:	media@eose.com

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act of 2022, statements regarding our ability to secure conditional commitment or final approval of a loan from the Department of Energy LPO, or our anticipated use of proceeds from any loan facility provided by the US Department of Energy, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes adversely affecting the business in which we are engaged; our ability to forecast trends accurately; our ability to generate cash, service indebtedness and incur additional indebtedness; our ability to raise financing in the future; uncertainties around the final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act, uncertainties around our ability to secure conditional commitment or final approval of a loan from the Department of Energy LPO; our ability to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately; fluctuations in our revenue and operating results; competition from existing or new competitors; the failure to convert firm order backlog to revenue; risks associated with security breaches in our information technology systems; risks related to legal proceedings or claims; the outcome of any legal proceedings that may be instituted against Eos; risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance; risks associated with changes to U.S. trade environment; risks resulting from the impact of global pandemics, including the novel coronavirus, Covid-19; the ability to maintain the listing of Eos’s shares of common stock on NASDAQ; the ability of Eos’s business to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; risks related to the inflationary economic environment; risk from supply chain disruptions and other impacts of geopolitical conflict; changes in applicable laws or regulations; the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; other factors beyond our control; risks related to adverse changes in general economic conditions; and other risks and uncertainties.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that

3	November 7, 2022

the Company makes with the Securities and Exchange Commission from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Key Metrics

Backlog. Our backlog represents the amount of revenue that we expect to realize from existing agreements with our customers for the sale of our battery energy storage systems and performance of services. The backlog is calculated by adding new orders in the current fiscal period to the backlog as of the end of the prior fiscal period and then subtracting the shipments in the current fiscal period. If the amount of an order is modified or cancelled, we adjust orders in the current period and our backlog accordingly, but do not retroactively adjust previously published backlogs. There is no comparable US-GAAP financial measure for backlog. We believe that the backlog is a useful indicator regarding the future revenue of our Company.

Pipeline. Our pipeline represents projects for which we have submitted technical proposals or non-binding quotes plus letters of intent (“LOI”) or firm commitments from customers. Pipeline does not include lead generation projects.

Booked Orders. Booked orders are orders where we have legally binding agreements with a Purchase Order (“PO”) or Master Supply Agreement (“MSA”) executed by both parties.

4	November 7, 2022

EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
    UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2022	2021	2022	2021
Revenue
Total revenue	$6,065	$718	$15,258	$1,494

Costs and expenses
Cost of goods sold	50,025	12,904	122,468	25,357
Research and development expenses	4,462	5,118	14,889	13,818
Selling, general and administrative expenses	14,651	8,825	48,045	28,952
Loss on pre-existing agreement	—	—	—	30,368
Loss from write-down of property, plant and equipment	496	—	2,501	11
Grant expense, net	—	157	4	113
Total costs and expenses	69,634	27,004	187,907	98,619

Operating loss	(63,569)	(26,286)	(172,649)	(97,125)

Interest expense, net	2,766	132	3,388	307
Interest expense, related party	2,960	3,611	7,798	3,611
Other expense (income)	1,317	(11,905)	(10,680)	(7,420)
Loss before income taxes	$(70,612)	$(18,124)	$(173,155)	$(93,623)
Income tax expense	110	—	45	—
Net loss	$(70,722)	$(18,124)	$(173,200)	$(93,623)

Basic and diluted loss per share attributable to common shareholders
Basic	$(1.12)	$(0.34)	$(3.00)	$(1.79)
Diluted	$(1.12)	$(0.34)	$(3.00)	$(1.79)

Weighted average shares of common stock
Basic	63,065,884	53,636,894	57,705,811	52,307,820
Diluted	63,065,884	53,636,894	57,705,811	52,307,820

5	November 7, 2022

EOS ENERGY ENTERPRISES, INC.
EARNINGS RELEASE TABLES
UNAUDITED CONSOLIDATED BALANCE SHEETS DATA
(In thousands)

	September 30, 2022	December 31, 2021
Balance sheet data
Cash and cash equivalents	$38,431	$104,831
Other current assets	43,204	37,741
Property and equipment, net	29,823	12,890
Other assets	27,023	13,713
Total assets	138,481	169,175
Total liabilities	226,820	136,728
Total equity (deficit)	(88,339)	32,447

UNAUDITED STATEMENTS OF CASH FLOW DATA
(In thousands)

	For the nine months ended September 30,
	2022	2021
Cash used in operating activities	(159,129)	(80,605)
Cash used in investing activities	(19,039)	(20,230)
Cash provided by financing activities	123,524	123,701
Net (decrease) increase in cash, cash equivalents and restricted cash	(54,645)	22,866
Cash, cash equivalents and restricted cash, beginning of the period	105,692	121,853
Cash, cash equivalents and restricted cash, end of the period	$51,047	$144,719

6	November 7, 2022